Exhibit 10.1

AMENDMENT TO

AGREEMENTS

This Amendment, dated as of August 6, 2019 (the "Amendment") is by and between General Cannabis Corp. (the "Company") and Michael Feinsod (the "Employee").

WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of January 21, 2019 with respect to Employee's services as Interim Chief Executive Officer of the Company (the "Employment Agreement");

WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of December 8, 2017 with respect to Employee's services as Executive Chairman of the Company (the "Executive Chairman Agreement");

WHEREAS, the Company and the Executive desire to amend the Employment Agreement pursuant to the terms of Section 19 of the Employment Agreement and amend the Executive Chairman Agreement pursuant to the terms of Section 10(g) of the Executive Chairman Agreement; and

WHEREAS, capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement or the Executive Chairman Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee agree as follows:

1.

For purposes of the Employment Agreement, all references to "Interim Chief Executive Officer" shall be replaced with "Chief Executive Officer."

2.

Section 4(c) of the Employment Agreement shall be amended to add the following as a new Section 4(c)(3):

On the date of this Amendment, Employee shall be granted an option to purchase 1,000,000 shares of the Company's Common Stock.  The option shall vest in full on the first date on which the closing price for the Company's Common Stock equals or exceeds $4.51 per share for five (5) consecutive trading days; provided, that, notwithstanding any provision contained in the Employment Agreement, the Executive Chairman Agreement, any stock option agreement or the Plan to the contrary, in the event that Employee's employment as Chief Executive Officer/Executive Chairman is terminated without Cause, the Employee resigns with Good Reason or upon the Employee's death or Disability, the option shall become immediately vested and exercisable and the Employee shall have the full 10-year option term to exercise such option.  The option shall have an exercise price equal to the closing price of the Company's Common Stock on the date of this Amendment.  The option shall be granted under the Plan and shall be subject to the terms and conditions of the Plan and the applicable stock option agreement but subject to the terms of this Section 4(c)(3).

3.

Notwithstanding any provision contained in the Employment Agreement, the Executive Chairman Agreement, any stock option agreement or the Plan to the contrary, in the event that Employee's employment as Chief Executive Officer/Executive Chairman is terminated without Cause, the Employee resigns with Good Reason or upon the Employee's death or Disability, all options shall become immediately vested and exercisable and the Employee shall have the full 10-year option term to exercise such options.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

COMPANY

General Cannabis Corp.

By: /s/ Brian Andrews

Name: Brian Andrews

Title: Chief Financial Officer

EMPLOYEE

/s/ Michael Feinsod

Name:  Michael Feinsod